FIRST AMENDMENT TO
CERTIFICATE OF TRUST OF
RIDGEWOOD ELECTRIC POWER TRUST VI


     This First Amendment to Certificate of Trust of Ridgewood Electric Power Trust VI, a Delaware business trust (the "Trust"), is executed as of February 6, 1998 pursuant to Section 3810(b) of the Delaware Business Trust Act.

         NOW, THEREFORE, the undersigned certifies as follows:

         1. The undersigned is the sole trustee of the Trust.

     2. The name of the Trust is changed to "The Ridgewood Power Growth Fund."

         IN WITNESS WHEREOF, the undersigned has executed this First Amendment to Certificate of Trust on February 6, 1998.


                                            RIDGEWOOD ENERGY HOLDING
                                             CORPORATION


                                            By  /s/Mary Louise Olin
                                                Mary Louise Olin, Vice President
                                                 and Secretary